Item 77k. Changes in Registrant's Certifying Accountant

KPMG LLP ("KPMG"), Three Embarcadero Center, San Francisco, California 94111, served as independent auditors for Barclays Global Investors Funds, Inc. (the "Company") since the Company's commencement of operations, until May 31, 2001, when KPMG resigned as the Company's independent auditors. KPMG's reports on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years immediately preceding KPMG's resignation and from January 1, 2001 through the date of KPMG's resignation, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. A letter from KPMG is attached as Exhibit A.

Subsequent Events

On August 21, 2001, the Audit Committee of the Board of Directors of the Company, consisting of all the Directors who are not "interested persons" (as defined in the 1940 Act) selected PricewaterhouseCoopers LLP ("PwC"), 333 Market Street, San Francisco, California 94105, as the new independent auditors for the Company. The selection of PwC was approved by all the Directors.